Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated June 24, 2013, (except for Note 14, as to which the date is September 12, 2013), relating to the financial statements of Foundation Medicine, Inc. included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-190226) and related Prospectus of Foundation Medicine, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 24, 2013